SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 29, 2005

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

1-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

800 Nicollet Mall, Mpls, MN	55402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into Material Definitive Agreement

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 29, 2005, Xcel Energy Inc. (the “Company”) and Wayne H. Brunetti, Chairman and Chief Executive Officer of the Company, entered into an amended employment agreement, which is filed as Exhibit 10.01 to this Form 8-K.  The amended agreement was approved by the Board of Directors and the Governance, Compensation and Nominating Committee of the Board of Directors of the Company in order to provide the Company with and to ensure an orderly transition from the leadership of Wayne H. Brunetti.  Under the terms of the amended agreement, Mr. Brunetti will step down as Chief Executive Officer of the Company effective July 1, 2005 and then retire as Chairman and a member of the Board and an employee of the Company on December 15, 2005.  The amended employment agreement is effective immediately with respect to Mr. Brunetti’s resignation as Chief Executive Officer on July 1, 2005 and will supercede and terminate his current employment and change-in-control agreements effective December 15, 2005 provided that Mr. Brunetti remains Chairman of the Board immediately prior to that time.  If for any reason Mr. Brunetti is not employed as Chairman of the Board immediately prior to December 15, 2005, the amended employment agreement will be without effect other than the provision whereby Mr. Brunetti resigned as Chief Executive Officer effective July 1, 2005, and his current employment and change-in control agreements will otherwise continue in full force and effect.

In order to induce Mr. Brunetti to continue to serve in his capacity as Chairman of the Board during the transition period, the Company has agreed to pay Mr. Brunetti under the amended employment agreement the following compensation and benefits after his December 15, 2005 retirement:

•              a cash payment of $4,050,000;

•              an annual physical and coverage under the Company’s executive medical plan for life on terms no less favorable than those currently in effect;

•              financial planning and tax advice services for life on terms no less favorable than those under which he is currently entitled to receive such services.

The foregoing payments and benefits are expected to be less than the salary, incentive compensation and benefits to which Mr. Brunetti would have been entitled had he continued to serve under his current employment agreement to the end of its present term on August 18, 2007 or if Mr. Brunetti’s employment were terminated prior to that time without cause or he terminated for good reason as provided in his current employment agreement.  For instance, as previously reported, Mr. Brunetti’s base salary for 2005 is $1,065,000, his target annual incentive award is $1, 065,000 and his target long-term incentive award is $4,419,750.

In addition to these payments and benefits, the amended employment agreement recognizes that Mr. Brunetti will be entitled following his retirement to receive all benefits for which he qualifies under the terms of Company plans, programs, policies and practices under which he is covered.  These would include full vesting of outstanding restricted stock, full vesting of outstanding options which will remain exercisable through the end of their respective terms, participation in outstanding performance share and restricted stock unit awards in accordance with their terms, a pro-rated 2005 annual incentive award to the extent earned, his vested benefits under the Company’s Supplemental Executive Retirement Plan, accrued vacation and post-retirement life insurance coverage (or its equivalent) for life equal to 200% of final base salary.

Under the amended employment agreement, Mr. Brunetti has agreed not to engage in competition with the Company and its affiliates for 24 months following his retirement or to disclose any confidential information relating to the Company and its affiliates except with the Company’s prior written consent or as otherwise required by law or legal process.  Mr. Brunetti has also agreed to sign a release of claims agreement.

On June 29, 2005, the Board of Directors of the Company also named Mr. Richard C. Kelly, 58, as Chief Executive Officer, effective July 1, 2005.  Mr. Kelly had been serving as President and Chief Operating Officer of the Company since October 2003.  Mr. Kelly also has been serving as a director of the Company since May 2004.  Previously, Mr. Kelly was Vice President and Chief Financial Officer of Xcel Energy Inc. from August 2002 to October 2003 and President, Enterprises of Xcel Energy Inc. from August 2000 to August 2002.  Mr. Kelly also served as Executive Vice President and Chief Financial Officer for New Century Energies from 1997 to August 2000 and Senior Vice President of Public Service Company of Colorado from 1990 to 1997.  Mr. Kelly also serves as an executive officer and director of many of the Company’s subsidiaries, including Northern States Power Company (Minnesota), Northern States Power Company (Wisconsin), Southwestern Public Service Company and Public Service Company of Colorado.  Mr. Kelly was also the President and Chief Operating Officer of NRG Energy, Inc., a former subsidiary of Xcel Energy Inc., from June 6, 2002 until May 14, 2003 and a director of NRG from June 2000 until May 14, 2003.

In connection with the assumption of his increased responsibilities, effective July 1, 2005, Mr. Kelly’s annual salary was increased from $700,000 to $920,000.  In addition, his annual incentive award target for 2005 was increased, effective July 1, 2005, from 70% of salary to 100% of salary.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
10.01	Amended Employment Agreement, dated as of June 29, 2005, by and between Xcel Energy Inc., a Minnesota corporation, and Wayne H. Brunetti.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/s/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer
July 1, 2005